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                                  Exhibit 99
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                        A.M. Best Downgrades OPL Group

A.M. Best Co. has downgraded the financial strength ratings of the members of the Overseas Partners Limited (OPL) group, Bermuda, from A+ (Superior) to A (Excellent). This rating action affects Overseas Partners Re Ltd., Overseas Partners Cat Ltd., and Overseas Partners Assurance Ltd.

The downgrade reflects the substantial shift in the profile of the company as it repositions itself within the global reinsurance market following the loss of the highly profitable UPS shipper's risk program. This business, which represented close to 40% of the group's premium revenue in 1999 had profit characteristics which overshadowed the poor performance of the group's other programs. Significant loss emergence, particularly with respect to a handful of accounts in the 1997 to 1999 accident years, prompted a reserve charge of $460 million in the second quarter resulting in a 20% decline in the group's consolidated surplus.

The group's recent loss development problems stem from highly competitive market conditions and deteriorating pricing within its third party book while it underwrote its very profitable core book--the shippers risk business for UPS customers. A reunderwriting of the third party book beginning earlier this year will result in the elimination of well over half of this business. New business opportunities generated through strategic partnerships and the acquisition of underwriting expertise is expected to largely replace these discontinued programs. However, OPL will be faced with many challenges as it executes its strategic initiatives during a time of continuing worldwide over-capacity and soft pricing in the property and casualty reinsurance industry.

Despite this action, the group maintains an "Excellent" rating reflective of its balance sheet strength (with more than $1 billion of dedicated capacity), bolstered loss reserve position, and strengthened management team. The recent reserve action has placed the group's reserves at a very conservative level in the actuarial range based on an independent actuarial analysis. In addition, reinsurance protection has been purchased to limit exposure on certain books of business. The new management team has initiated a strategic redirection of the group to focus on specialty lines that it believes are less susceptible to competitive pressures and where it can leverage its existing strengths. Actions have been taken to enhance technical underwriting capabilities, expand its geographic platform and reposition its investment portfolio. A.M. Best views the rating outlook as stable based on the expectation that these strategic actions will restore stability to the group's earnings trends and enable it to enhance its market franchise.